Exhibit 10.9

AMENDMENT

TO

TRAVELERS PROPERTY CASUALTY CORP.

 2002 STOCK INCENTIVE PLAN

(As Amended January 23, 2003)

The Travelers Property Casualty Corp. 2002 Stock Incentive Plan (As Amended January 23, 2003) (the “Plan”) is amended effective February 5, 2013 by adding a new Section 7(a)(vi) as follows:

(vi)                              Automatic Exercise in Certain Circumstances.  Notwithstanding Section 7(a)(iv) of the Plan, to the extent that any portion of a vested and exercisable Option remains unexercised as of the close of business on the expiration date of the Option (either the originally scheduled expiration date or such earlier date on which the Option would otherwise expire pursuant to the applicable Award Agreement in connection with a termination of employment other than due to gross misconduct or cause) (the “Automatic Exercise Date”), the entire vested and exercisable portion of such Option will be exercised on the Automatic Exercise Date without any further action by the Participant to whom the Option was granted (or the person or persons to whom the Option may have been transferred in accordance with Section 12 of the Plan and any applicable Award Agreement), but only if (i) the Fair Market Value (determined based on the closing sale price of a share of Common Stock on the principal exchange on which it then trades) per share of Common Stock on the Automatic Exercise Date is at least $0.01 greater than the per share exercise price of the Option, and (ii) no option exercise suspension permitted or required under the Plan or any applicable Award Agreement is then in effect.  The aggregate exercise price for any Option exercise under this Section 7(a)(vi) and any related withholding taxes will be paid by the Company retaining from the total number of shares of Common Stock as to which the Option is being exercised a number of shares having an aggregate Fair Market Value as of the Automatic Exercise Date equal to the amount of such aggregate exercise price plus the applicable withholding taxes.  The Committee shall have the authority to limit or modify the applicability of this provision to Participants who are foreign nationals or employed outside of the United States, or both.  Because the responsibility for exercising an Option rests with the Participant, and because the exercise procedure described in this Section 7(a)(vi) is provided only as a convenience to Participants, neither the Committee, the Company nor any of its directors, officers, employees or agents shall incur any liability to any Participant if an Option expires unexercised because an exercise pursuant to this Section 7(a)(vi) fails to occur for any reason.